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                                                                                           EXHIBIT 12.1
                                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                                                  For the Nine Months
                                                                                   Ended September 30
                                                                                 ----------------------
Millions of dollars                                                                1998          1997
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
Earnings from continuing operations ......................................       $   159       $   521
Provision for income taxes ...............................................           177            68
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         Earnings subtotal ...............................................           336           589
Fixed charges included in earnings:
   Interest expense ......................................................       $   131       $   147
   Distribution on convertible preferred securities ......................            24            24
   Interest portion of rentals ...........................................            17            21
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         Fixed charges subtotal ..........................................           172           192
Earnings from continuing operations
   available before fixed charges ........................................       $   508       $    781
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Fixed charges:
   Fixed charges included in earnings ....................................       $   172       $   192
   Capitalized interest ..................................................            22            26
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         Total fixed charges .............................................       $   194       $   218
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Ratio of earnings from continuing operations
   to fixed charges ......................................................           2.6           3.6
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